UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the Securities
 Exchange Act of 1934 (Amendment No. ___ )
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INFERX CORPORATION
(Name of Registrant as Specified In Its Charter)

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INFERX CORPORATION
46950 Jennings Farm Drive
Suite 290
Sterling VA 20164
(703) 444-6030

  Notice of Action by Written Consent of Shareholders to be Effective June  __, 2009

Dear Stockholder:

InferX Corporation, a Delaware corporation. (the "Company"), hereby notifies our stockholders of record on May 15, 2009 that stockholders holding approximately 95% of the voting power have approved, by written consent in lieu of a special meeting on April 20, 2009, the following proposals:

Proposal 1
 To amend our Amended Certificate of Incorporation to provide for the reduction of the total number of issued and outstanding shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), by exchanging each twenty (20) shares of such issued and outstanding shares of Common Stock for one (1) share of Common Stock (“Reverse Stock Split”).

Proposal 2	To amend our Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 400,000,000.

Proposal 3
To amend our Amended Certificate of Incorporation to designate Series A Preferred Stock that shall have voting rights on an as-converted basis with the shares of Common Stock equal to 100 shares of Common Stock for each share of  Series A Preferred  Stock.

This Information Statement is first being mailed to our stockholders of record as of the close of business on May 15, 2009.  The action contemplated herein will not be effective until June __, 2009, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record.  You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
 YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holders of a majority of the shares outstanding, pursuant to Delaware law.  Proxies are not being solicited because stockholders holding approximately 95% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposals contained herein.

/s/ B.K. Gogia President and Chief Executive Officer

46950 Jennings Farm Drive, Suite 290
Sterling, VA 20164
May 4, 2009

INFERX CORPORATION
46950 Jennings Farm Drive
Suite 290
Sterling VA 20164

  INFORMATION STATEMENT

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of InferX Corporation, a Delaware corporation (the “Company”), in connection with the adoption of an amendment to our Amended Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On March 13, 2009, our Board of Directors and, on April 20, 2009, the holders of a majority of our voting capital stock approved an amendment to our Amended Certificate of Incorporation (the “Amendment”) to provide for the reduction of the total number of issued and outstanding shares of the Company’s common stock, par value $.0001 per share (“Common Stock”) by exchanging each twenty (20) shares of such issued and outstanding shares of Common Stock for one (1) share of Common Stock. This action will become effective on the date of filing the Amendment with the Delaware Secretary of State (the “Effective Date”) in accordance with the relevant sections of the Delaware General Corporation Law.

Dissenters' Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter's rights of appraisal in connection with the proposed action.

Voting Securities

As of the date of this information statement, our voting securities consist of our common stock, par value $0.0001 per share, of which 17,738,510 shares are outstanding.  Approval of the Amendment  requires the affirmative consent of a majority of the shares of our Common Stock issued and outstanding at May 15, 2009 (the “Record Date”).  The quorum necessary to conduct business of the stockholders consists of a majority of the Common Stock issued and outstanding as of the Record Date.

Stockholders who beneficially own an aggregate of 16,916,883 shares of our Common Stock, or approximately 95% of the total issued and outstanding shares of Common Stock are the “Consenting Stockholders.”   The Consenting Stockholders have  the power to vote all of their shares of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this information statement.  The Consenting Stockholders have consented to the proposed action set forth herein and had and have the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as such notice. This Information Statement will be mailed on or about May __, 2009 to stockholders of record as of the Record Date, and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PROPOSAL 1 - AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK BY A RATIO OF 1-FOR-20

The Company has received stockholder approval to amend its Amended Certificate of Incorporation, as currently in effect (the “Charter”), in order to provide for the reduction of the total number of issued and outstanding shares of the Company’s Common Stock, by exchanging each twenty (20) shares of such issued and outstanding shares of Common Stock for one (1) share of Common Stock.  Article 5 of the Charter is expected to be amended to read as follows:

‘Simultaneously with the effective date of the filing of this Amendment to the Certificate of Incorporation (the “Effective Date”), each twenty(20) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date shall automatically be reclassified and continued, without any action on the part of the holder thereof, as one (1) share of Common Stock subject to adjustment within the sole discretion of the Board of Directors.  The Corporation shall not be required under any circumstances to issue any fractional shares of Common Stock.  In the event that the total number of outstanding shares of Common Stock held by any holder shall give rise to a fractional interest of Common Stock upon conversion, then in lieu of issuing fractional shares, the Corporation shall arrange for the disposition of fractional interests by those entitled thereto.”

The Consenting Stockholders have voted in favor of approving the amended Charter.  With the approval of the Consenting Stockholders, the amended the Charter will become effective upon its filing with the Secretary of State of Delaware.

Purpose and Effect of the Proposed Amendment

The Board of Directors of the Company believes it is in the best interests of the Company to provide for the reduction of the total number of issued and outstanding shares of the Company’s Common Stock by exchanging each twenty (20) shares of such issued and outstanding shares of Common Stock for one (1) share of Common Stock in order to, among other reasons, to ensure that the Company’s capitalization is appropriate in light of the contemplated merger of the Company with The Irus Group, Inc.  The amended Charter will not alter the rights, privileges or preferences of the holders of any class of the Company’s capital stock.  Following the reverse split, the exercise price and number of shares issuable in connection with the exercise of any derivative securities relating to the Company’s capital stock will be adjusted in proportion to the reverse split.

Upon the effectiveness of the reverse stock split, shareholders will own one (1) share of common stock for every twenty (20) shares of common stock owned prior to the reverse stock split.  As a result of the reverse split, some stockholders may own less than 100 shares of our common stock.  A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers.  Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction cost if they sell their shares of our common stock.

 PROPOSAL 2 - AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 to 400,000,000

The Company has received stockholder approval to amend its Charter to increase the number of authorized shares of Common Stock, par value $0.0001 per share, from 75,000,000 to 400,000,000. The number of shares of Preferred Stock designated in Article Five of the Company’s Charter will remain unchanged.  Article 5 of the Charter is expected to be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is: four hundred ten million (410,000,000). These shares shall be divided into two classes with four hundred million (400,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:  Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to one hundred (100) shares of Common Stock  The holders of Preferred Stock shall not have any special voting rights (including without limitation the right to vote separately in connection with any amendment to this Certificate of Incorporation) except as explicitly set forth herein.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

Current Use of Shares

As of  April 27, 2009, there were:

• 17,738,510 shares of Common Stock outstanding and no shares of preferred stock outstanding.

• 2,015,000 shares subject to issuance upon the exercise of currently outstanding options, 27,071,553 shares subject to issuance upon the exercise of warrants and 185,000 shares available for grant under our 2006 Stock Incentive Plan; and

• 14,250,000 shares subject to issuance upon the conversion of our outstanding secured convertible debentures based upon the principal balance of $310,000 and the conversion price of $0.02.

Purpose and Effect of the Proposed Amendment

The proposed increase in the number of authorized shares of Common Stock is necessary in order to provide flexibility to issue shares for general corporate purposes that may be identified in the future including, but not limited to, funding the acquisition of other companies, raising equity capital through the issuance of shares of Common Stock, Preferred Stock or debt or equity securities convertible or exercisable into shares of Common Stock, or in the case of Common Stock, adopting additional employee benefit plans or reserving additional shares for issuance under existing plans. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our Common Stock is then listed or quoted. Examples of circumstances in which further stockholder authorization generally would be required for issuance of such additional shares include (a) transactions that would result in a change of control of the Company, and (b) adoption of, increases in shares available under, or material changes to equity compensation plans. We have no current plans, proposals or arrangements to engage in any corporate transactions that would require the issuance of the additional shares being authorized pursuant to this proposal.

The additional authorized shares would become part of the existing class of Common Stock, and the amendment would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company stockholders do not have preemptive rights with respect to our Common Stock. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

Anti−takeover Provisions

We are not introducing this proposal with the intent that it be utilized as a type of anti−takeover device. However, this action could, under certain circumstances, have an anti−takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing shares of Common Stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then current Board of Directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for the Company stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice.

The following is a description of other anti−takeover provisions in our charter documents and other agreements. We have no current plans or proposals to enter into any other arrangement that could have material anti−takeover consequences.

Certificate of Incorporation and Bylaws

Other provisions of the Company’s certificate of incorporation and bylaws may have the effect of deterring unsolicited attempts to acquire a controlling interest in the Company or impeding changes in our management including the fact that, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which may deter certain unsolicited attempts to acquire control of us. Additionally, we may issue the unissued authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our Common Stock.

Our certificate of incorporation does not provide our stockholders with cumulative voting rights. Our bylaws provide that only our President, our Board of Directors and the Chairman of our Board of Directors may call a special meeting of stockholders.

We are not aware of any attempt to take control of the Company and are not presenting this proposal with the intent that it be utilized as a type of anti−takeover device. The proposal is being made at this time to make available a sufficient number of shares of common stock to meet the Company’s current potential obligations to issue Common Stock and to provide us with greater flexibility to issue shares for general corporate purposes that may be identified in the future.

PROPOSAL 3-TO AMEND OUR CERTIFICATE OF INCORPORATION TO DESIGNATE SERIES A PREFERRED STOCK THAT SHALL HAVE VOTING RIGHTS ON AN AS-CONVERTED BASIS WITH THE SHARES OF COMMON STOCK EQUAL TO 100 SHARES OF COMMON STOCK FOR EACH SHARE OF SERIES A PREFERRED STOCK.

Purpose and Effect of the Proposed Amendment

Under the terms of the agreement and plan of merger with The Irus Group we are required to issue 1,000,000 shares of our preferred stock with super voting rights to the President and CEO of The Irus Group, Vijay Suri, and to our current President and Chairman of the Board, B.K. Gogia.  Mr. Suri will become President and CEO of our company upon the merger becoming effective.  Following the merger becoming effective, Mr. Suri will have control of our company since he will receive 70% of the fully-diluted capital shares at the time of the merger.  Mr. Gogia expects to assume responsibility for certain key initiatives of the merged company, especially in the health care area, and he will remain on our Board of Directors.  Each of the shares of preferred stock issued to Messrs. Suri and Gogia has voting rights equal to 100 shares of Common Stock and will vote on an as-converted basis with the holders of common stock on all matters submitted the holders of common stock under the Delaware General Corporation Law and our bylaws.  The issuance of these shares of preferred stock to Messrs. Suri and Gogia will allow them to retain control of the Board of Directors and also will dilute the voting power of stockholders.  We believe that it is in the best interest of the shareholders to have stability of new management to pursue the business opportunities that The Irus Group provides to us and build shareholder value. Since August 2008 we have been working with The Irus Group under a memorandum of understanding which laid the foundation of working with them as a partner in the healthcare, financial services and government sectors. The significant synergies and close cooperation between us and The Irus Group led to the decision to merge and continue the execution of our shared business plan.  We believe that the new management will pursue ongoing business development activities for the benefit of our shareholders.  The shares of preferred stock do not contain any preference to our common stock with respect to dividends.

We are not presenting this proposal with the intent that it be utilized as a type of anti−takeover device. The proposal is being made at this time to comply with the terms of the merger agreement with The Irus Group and to provide for stability of new management.

           For a description of other anti−takeover provisions in our charter documents we incorporate herein by reference our discussion under Proposal 2, above.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our voting securities consist of our Common Stock, par value $0.0001 per share, of which 17,738,510 shares are outstanding. The following tables contain information regarding record ownership of our Common Stock as of April 27, 2009 held by:

•	persons who own beneficially more than 5% of our outstanding voting securities;

•	our directors;

•	our executive officers; and

•	all of our directors and executive officers as a group.

Stockholders, Management and Directors	Shares Beneficially Owned	Percentage of Outstanding Shares Owned

B.K. Gogia	4,263,079 (1)	31.5%

Jerzy W. Bala	580,384 (2)	4.3%

Robert B. Prag 2455 El Amigo Road Del Mar, CA 92014	668,150 (3)	4.9%

John Lemak Sandor Capital Master Fund, L.P. 2828 Routh Street, Suite 500 Dallas, TX 75201	1,357,580 (4)	9.9%

Lacuna Venture Fund LLLP c/o Lacuna Ventures 1100 Spruce Street, Suite 202 Boulder, CO 80302	2,896,428 (5)	19.9%

All directors and executive officers as a group (2 persons)	4,843,463 (1) (2)	35.8%

(1)
Includes 177,330 shares owned directly by Mr. Gogia’s daughter, 177,330 shares owned directly by Mr. Gogia’s son, and 35,466 shares owned directly by Mr. Gogia’s spouse. Also includes 5,000 shares underlying currently exercisable options owned directly by Mr. Gogia and 5,000 shares underlying currently exercisable options owned directly by Mr. Gogia’s spouse. Mr. Gogia disclaims beneficial ownership of all shares owned directly by others.

(2)	Includes 5,000 shares underlying currently exercisable options owned directly by Dr. Bala.

(3)
Based upon information provided to or otherwise known by the company and  contained in the amended Schedule 13G filed by Mr. Prag on November 3, 2006. By their terms, the warrants held by Mr. Prag are not exercisable to the extent that exercise would result in Mr. Prag’s beneficial ownership of greater than 4.99% of the company’s issued and outstanding common stock. If all of his warrants were exercisable in full, Mr. Prag would beneficially own 875,118 shares of common stock, which would represent beneficial ownership of approximately 6.37% of the company’s issued and outstanding common stock.

(4)
Based upon information provided to or otherwise known by the company and  contained in the Schedule 13G filed by Sandor Capital Advisors, LLC, a Texas limited liability company (“Sandor Advisors”), and Mr. Lemak, the principal of Sandor Advisors, on November 1, 2006. Includes 357,173 shares directly owned by Mr. Lemak. Also includes 182,033 of the 1,020,908 shares issuable upon the exercise of warrants owned by Sandor Advisors and held by Sandor Capital Master Fund, L.P. (“Sandor Capital”) (713,940 shares) and Mr. Lemak (306,968 shares), in the aggregate, that are exercisable within 60 days. By their terms, the warrants held by Sandor Capital and Mr. Lemak are not exercisable to the extent that exercise by either of them would result in the joint beneficial ownership by Sandor Advisors and Mr. Lemak of greater than 9.99% of the company’s issued and outstanding common stock. If all of the warrants were exercisable in full, Sandor Advisors and Mr. Lemak would jointly beneficially own 2,196,455 shares of common stock, which would represent beneficial ownership of approximately 15.09% of the company’s issued and outstanding common stock. Mr. Lemak makes investment decisions on behalf of Sandor Advisors.

(5)
Based upon information provided to or otherwise known by the company and  contained in the Schedule 13G filed by Lacuna Venture Fund LLLP (“Lacuna Venture Fund”), Lacuna Ventures GP LLLP (“Lacuna GP”) and Lacuna, LLC (“Lacuna LLC,” and, together with Lacuna Venture Fund and Lacuna GP, the “Lacuna Entities”) on November 3, 2006. Also includes 1,024,021 of the 1,800,000 shares issuable upon the exercise of warrants owned by the Lacuna Entities that are exercisable within 60 days. By their terms, the warrants held by Lacuna Venture Fund are not exercisable to the extent that exercise would result in the Lacuna Entities’ beneficial ownership of greater than 19.99% of the company’s issued and outstanding common stock. If all of the warrants were exercisable in full, the Lacuna Entities would beneficially own 3,672,407 shares of common stock, which would represent beneficial ownership of approximately 23.95% of the company’s issued and outstanding common stock.  Rawleigh Ralls makes investment decisions on behalf of each of the Lacuna Entities.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an information statement.

Security holders sharing an address and receiving a single copy may request to receive a separate information statement at InferX Corporation, 46950 Jennings Farm Drive, Suite 290, Sterling VA 20164.  Security holders sharing an address can request delivery of a single copy of information statements if they are receiving multiple copies may also request to receive a separate information statement at InferX Corporation, 46950 Jennings Farm Drive, Suite 290, Sterling VA 20164, telephone: (703) 444-6030.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file.  Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates.  We believe that during the fiscal year ended December 31, 2008, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

 We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting InferX Corporation, 46950 Jennings Farm Drive, Suite 290, Sterling VA 20164, telephone: (703) 444-6030.

Date: May 4, 2009	InferX Corporation
By Order of the Board of Directors
	By:	/s/ B.K. Gogia
B.K. Gogia
President and Chief Executive Officer